SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G


                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. 10)*


                                  Innovex, Inc.


                          Common Stock, $.04 par value


                                    45 76 47
                                 (CUSIP Number)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                        (Continued on following page(s))

                                Page 1 of 4 Pages

-----------------------------------     13G     --------------------------------
CUSIP NO.  457647                                       PAGE 2 OF 4 PAGES
          --------                                          ---  ---
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1      NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
              Thomas W. Haley
              ###-##-####

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2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) [ ]
                                                                         (b) [ ]

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3      SEC USE ONLY


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4      CITIZENSHIP OR PLACE OR ORGANIZATION


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                        5    SOLE VOTING POWER
       NUMBER OF
                                 838,520
        SHARES
                        --------------------------------------------------------
     BENEFICIALLY       6    SHARED VOTING POWER

       OWNED BY                  -0-

         EACH           --------------------------------------------------------
                        7    SOLE DISPOSITIVE POWER
       REPORTING
                                 838,520
        PERSON
                        --------------------------------------------------------
         WITH           8    SHARED DISPOSITIVE POWER

                                 -0-

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9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

              838,520

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10     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


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11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

              5.7

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12     TYPE OF REPORTING PERSON*

              IN

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                      *SEE INSTRUCTION BEFORE FILLING OUT!

ITEM 1(A).  NAME OF ISSUER

      Innovex, Inc.


ITEM 1(B).  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES

      530 11th Avenue South
      Hopkins, MN  55343


ITEM 2(a).  NAME OF PERSON FILING

      Thomas W. Haley


ITEM 2(b).  ADDRESS OF PRINCIPAL BUSINESS OFFICE

      Innovex, Inc.
      530 11th Avenue South
      Hopkins, MN  55343


ITEM 2(c).  CITIZENSHIP

      American


ITEM 2(d).  TITLE OF CLASS OF SECURITIES

      Common Stock, $.04 par value


ITEM 2(e).  CUSIP NUMBER

      457647


ITEM 3

      Not applicable


ITEM 4.  OWNERSHIP

      The ownership of Mr. Haley as of December 31, 1997, was as follows:

      (a)  Amount of Beneficially Owned                                  838,520
      (b)  Percent of Voting Shares Outstanding                             5.7%
      (c)  Number of shares as to which person has:
           (i)    Sole power to vote or direct the vote:                 838,520
           (ii)   Shared power to vote or direct the vote:                   -0-
           (iii)  Sole power to dispose or direct the disposition of:    838,520
           (iv)   Shared power to dispose or direct the disposition of:      -0-

      All shares listed above are owned directly by Mr. Haley. Excludes 26,750 shares beneficially owned by Ms. Mary E. Curtin, Mr. Haley's spouse.

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

      If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following ( ).


ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

      Not applicable.


ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

      Not applicable.


ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

      Not applicable


ITEM 9.  NOTICE OF DISSOLUTION OF GROUP.

      Not applicable.


SIGNATURE.

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true and correct.

January 29, 1998
----------------
Date

/s/  Thomas W. Haley

Thomas W. Haley